Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Form 8-K of Evans Bancorp, Inc. of our report dated March 30, 2020, relating to the consolidated financial statements of FSB Bancorp Inc. as of December 31, 2019 and 2018, appearing in the Annual Report on Form 10-K for the year ended December 31, 2019 and 2018 (File No. 001-35021).

/s/ BONADIO & CO., LLP

Bonadio & Co., LLP

Pittsford, New York

May 1, 2020